Exhibit 4.29

EURONAV NV
LONG TERM INCENTIVE PLAN 2018

Definitions

“Acceptance Notification”	:
means the written notification substantially in the form as attached in Annex A to this Plan whereby the Beneficiary notifies the Company of his/her full or partial acceptance of the LTIP Grant, in accordance with the provisions set out in this Plan;

“Affiliated Entity”	:	means, in relation to any person or legal entity, any undertaking which relates to that person or legal entity as set out in Article 11 of the Belgian Companies Code;
“Bad Leaver Event”	:	;
“Beneficiary”	:
means (i) a member of the Executive Committee, (ii) a direct report of a member of the Executive Committee; and (iii) any other employee of a Group Company recommended by the Executive Committee and approved by the Board of Directors;

“Board of Directors”	:	;
“Business Day”	:	;
“Cause”	:
means dishonesty, fraud, gross misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by criminal law (except minor violations), in each case determined by the Company’s chief executive officer or, in the case of directors and executive directors, the Remuneration Committee whose determination shall be conclusive and binding;

“Company”	:	;
“Change of Control”	:
means the occurrence of any of the following events:
(i)    during any period of twenty four (24) consecutive calendar months, individuals who were directors of the Company on the first day of such period cease for any reason to constitute a majority of the Board; or
(ii)    the consummation of an amalgamation, merger, consolidation or similar form of corporate transaction involving the Company and as a result of which at least 25% of the outstanding shares of the combined entity are held by the new shareholders or a sale of all or substantially all of the assets of the Company; or
(iii)    a change of Control takes place;

“Control”	:	;
“Disability”	:
means the permanent disablement of a Participant which prevents that Participant from attending any business or occupation for which he/she is reasonably suited by training, education or experience and which lasts twelve consecutive months and at the end of such twelve-month period is beyond reasonable hope of improvement;

“Executive Committee”	:	means the executive committee of the Company;
“Fair Market Value”	:	means the volume weighted average price of the Shares on Euronext Brussels over the three (3) last Business Days of the relevant Phantom Stock Vesting Period.
“Good Leaver Event”	:	means the termination of the Professional Relationship between a Participant and a Group Company due to any of the reasons described in Article 6.1 of this Plan;
“Group”	:	means the Company and any of its Affiliated Entities;
“Group Company”	:	means any company being part of the Group;

“Leaver Instance”	:
means each instance which in respect of a Participant gives rise to the termination of his/her Professional Relationship with a Group Company either in the context of a Good Leaver Event or a Bad Leaver Event;

“LTIP Award”	:	;
“LTIP Grant”	:	means a grant of Phantom Stock Units made to a Beneficiary under this Plan;
“Offer”	:	means the written notification pursuant to which the Company offers a LTIP Grant to a Beneficiary in accordance with Article 3.2 of this Plan;
“Offer Date”	:	means the date a Beneficiary is notified in writing by the Board of Directors that he or she is offered a LTIP Grant;
“Participant”	:	means an individual person or a legal entity who is a Phantom Stock Holder;
“Phantom Stock Unit”	:	means an unfunded and unsecured promise to deliver an amount in cash equal to the Fair Market Value of one (1) Share on the Settlement Date in accordance with the terms and conditions of this Plan;
“Phantom Stock Holder”	:	;
“Phantom Stock Vesting Period”	:	;
“Plan”	:	means this Long Term Incentive Plan 2018 of the Company, as may be amended from time to time;
“Professional Relationship”	:	means the employment contract between a Participant and a Group Company, a Service Agreement between a Participant and a Group Company or the mandate of a Participant at a Group Company;
“Remuneration Committee”	:	means the remuneration committee of the Company;
“Resignation”	:	means the voluntary termination of the Professional Relationship with the Group Company by the Participant for motives other than a Good Leaver Event;
“Retirement”	:	;
“Secretary”	:	;
“Service Agreement”	:
means each agreement pursuant to which services, such as among others management or consultancy services, are rendered by a self-employed individual or a legal entity for the benefit of a Group Company;

“Settlement Date”	:	has the meaning set out in Article 5.1.2 of this Plan;
“Shares”	:	means all issued Shares in the Company from time to time;

2	Object of the Plan

2.1
The purpose of this Plan is to align Participants and shareholder interests by providing a proportion of variable compensation directly linked to the performance of the Company’s Share price. This variable compensation is structured as a LTIP Grant composed out of Phantom Stock Units.

2.2
Each Phantom Stock Unit grants the Phantom Stock Holder a conditional right to receive upon vesting of the Phantom Stock Unit and subject to the terms and conditions of this Plan an amount in cash equal to the Fair Market Value of one (1) Share on the Settlement Date.

3	Offer of LTIP Grants

3.1	Offer

3.1.1
The Board of Directors, upon recommendation of the Remuneration Committee, determines the number of Phantom Stock Units offered to each Beneficiary under this Plan. In this respect, the number of Phantom Stock Units to be offered will be determined based on the Share price on the Offer Date / based on the volume weighted average price of the Shares on Euronext Brussels over the three (3) Business Days immediately following the date of issuance of the Company’s 2017 Q4 earnings release.

3.1.2	An Offer does not entail any right for a Beneficiary to additional Offers of LTIP Grants in the future.

3.1.3	The Offer of LTIP Grants under this Plan does not give rise to an implied guarantee of continuous employment by the Group Companies.

3.2	Form of the Offer
The Company notifies the Beneficiary by means of a written notification of the number of Phantom Stock Units offered to such Beneficiary under the LTIP Grant and indicates the vesting dates of the Phantom Stock Units (the “Offer”).

3.3	Free Offer
The LTIP Grants are offered to the Beneficiaries for no consideration.

3.4	Acceptance or refusal of LTIP Grants

3.4.1
Any Beneficiary should accept all or part of the LTIP Grant offered to him by returning a duly completed and executed Acceptance Notification to the Secretary within ninety (90) calendar days after the Offer Date, unless indicated otherwise in the Offer. If the Acceptance Notification is not received in due time, the LTIP Grant shall be deemed to have been refused by the Beneficiary and the rights of the concerned Beneficiary with regard to the LTIP Grant are automatically cancelled. The same is true for explicitly refused LTIP Grants. No financial compensation shall be granted to the Beneficiary for any implicit or explicit refusal.

3.4.2
A Beneficiary has the possibility to accept only part of the LTIP Grant granted to him/her. To this effect, the Beneficiary should mention the exact number of accepted Phantom Stock Units in the Acceptance Notification. If the Beneficiary accepts only part of the Phantom Stock Units granted to him/her, he/she shall be deemed to have refused the other Phantom Stock Units offered to him/her. In such case, no financial compensation shall be granted to the Beneficiary for the refused Phantom Stock Units.

3.4.3	Through their acceptance of (part of) the LTIP Grants by means of the Acceptance Notification, the Beneficiaries of LTIP Grants unconditionally accept all the provisions contained in this Plan.

3.4.4	In due course the Company will confirm the Beneficiary’s election to accept or to refuse the LTIP Grant and the number of Phantom Stock Units accepted, if any.

4	General Terms of the LTIP Awards

4.1
LTIP Awards granted to Beneficiaries are strictly personal and not eligible for transfer of ownership title or any other form of transfer of (ownership) rights, except in event of decease in which case the LTIP Awards will be transferred to the heirs.

4.2	LTIP Awards cannot be pledged or encumbered directly or indirectly in any way.

4.3
LTIP Awards that have been transferred, pledged or encumbered directly or indirectly in any way in violation of Article 4.1 and/or Article 4.2 of this Plan, shall lapse automatically without any financial compensation for the Beneficiary or its transferee.

5	Specific terms of the Phantom Stock Units

5.1	Vesting and settlement of the Phantom Stock Units

5.1.1	Subject to Article 8 of this Plan, the Phantom Stock Units shall vest as follows:

▪	a first tranche of 1/3 of the total number of Phantom Stock Units accepted by a Phantom Stock Holder vests on the second (2nd) anniversary of the Offer Date;

▪	a second tranche of 1/3 of the total number of Phantom Stock Units accepted by a Phantom Stock Holder vests on the third (3rd) anniversary of the Offer Date; and

▪	a final tranche of 1/3 of the total number of Phantom Stock Units accepted by a Phantom Stock Holder vests on the fourth (4th) anniversary of the Offer Date.

5.1.2
On the first Business Day after a Phantom Stock vesting event as per Article 5.1.1 (the “Settlement Date”), the Phantom Stock Holder will receive, an amount in cash equal to the Fair Market Value of one (1) Share on the Settlement Date, multiplied by the number of Phantom Stock Units vested on that Settlement Date.

5.1.3
In the event that the Company has paid dividends during a Phantom Stock Vesting Period the Phantom Stock Holder shall be entitled to receive an amount in cash corresponding to such dividends. Such amount will be paid in cash to the Phantom Stock Holder on the Settlement Date for the Phantom Stock Units having vested during the corresponding Phantom Stock Vesting Period.

6	Lapse of the LTIP Awards in a Leaver Instance

6.1	Good Leaver Events

6.1.1
In case of Retirement of a Participant, all Phantom Stock Units held by that Participant shall continue to vest in accordance with the vesting schedule set out in Article 5.1.1 of this Plan and shall be cash settled by the Company upon vesting in accordance with this Plan.

6.1.2	In case of decease of a Participant, all Phantom Stock Units held by that Participant shall immediately vest and shall be cash settled by the Company in accordance with Article 5.1.2.

6.1.3
In case of Disability of a Participant, all Phantom Stock Units held by that Participant shall immediately vest and shall be cash settled by the Company in accordance with this Plan on the date of termination of the Professional Relationship as a result of the Disability of the Participant.

6.1.4
If the Professional Relationship between a Participant and a Group Company is terminated by the Participant or the Group Company, for any reason not included in this Article 6.1 or in Article 6.2 of this Plan, all Phantom Stock Units held by that Participant that are scheduled to vest on or prior to 31 December of the year following the calendar year in which the Professional Relationship was terminated, shall continue to vest in accordance with the vesting schedule set out in Article 5.1 of this Plan and shall be cash settled by the Company upon vesting in accordance with Article 5.1.2. All Phantom Stock Units held by that Participant that are scheduled to vest after 31 December of the year following the calendar year in which the Professional Relationship was terminated, shall lapse automatically, without any payment, as of the date the Professional Relationship was terminated, unless the Board of Directors upon recommendation of the Remuneration Committee, would decide otherwise. No Group Company can be held liable for the potential loss incurred by a Participant as a result of the lapsing of the LTIP Awards.

6.2	Bad Leaver Event

6.2.1
If the Professional Relationship between a Participant and a Group Company is terminated by the Group Company for Cause, all LTIP Awards held by the Participant and not yet settled by the Company shall lapse automatically, without any payment, irrespective of whether the LTIP Awards have vested in accordance with Article 5.1 of this Plan, unless the Board of Directors, upon recommendation of the Remuneration Committee, would decide otherwise. No Group Company can be held liable for the potential loss incurred by a Participant as a result of the lapsing of the LTIP Awards.

6.2.2
In case of Resignation by the Participant, all unvested LTIP Awards held by that resigning Participant shall lapse automatically, without any payment, upon first notification to the Group Company of such termination of the Professional Relationship, unless the Board of Directors upon recommendation of the Remuneration Committee, would decide otherwise. No Group Company can be held liable for the potential loss incurred by a Participant as a result of the lapsing of the LTIP Awards.

7	Adjustments

7.1	Adjustment of the LTIP Awards
In the event of any extraordinary dividend or other extraordinary distribution or if an adjustment of the Share capital would occur, including a capital decrease as a result of a reimbursement to the shareholders, an incorporation of reserves in the capital with the issuance of new Shares, the issuance of new Shares, profit Shares, convertible bonds, bonds with a subscription right, a change of the statutory provisions with respect to the distribution of reserves and other profits and/or the distribution of liquidation bonuses or the distribution as a result of the dissolution of the Company, or a merger, contribution or the transfer of Shares as a consequence of a Share exchange, the number of the nominal amount of Shares taken in to account to establish the cash equivalent of a Phantom Stock Unit can be adjusted accordingly, even retroactively, if and to the extent that this is deemed necessary by the Board of Directors, as decided fully discretionary, in order to maintain the value of the benefits attached to the LTIP Awards.

7.2	Notification
The Board of Directors will notify the Participants of each adjustment as referred to in Article 7.1 of this Plan.

8	Change of Control
In the event of a Change of Control, all (and not part of the) LTIP Awards shall automatically be deemed to have vested and shall be settled in cash by the Company, in accordance with the terms and conditions of this Plan.

9	General

9.1	Notifications
Each notification which should be given to the Beneficiary/Participant or each document which should be provided to the Beneficiary/Participant with respect to this Plan, can be delivered at his home address as communicated to the Company, or any other address which the Company reasonably seems appropriate.

9.2	Decision of the Board of Directors
The decisions of the Board of Directors concerning the interpretation of the Plan or concerning any dispute with respect to a LTIP Award or with respect to any affair which relates to this Plan, will be final and decisive.

9.3	Changes to the Plan

9.3.1
The Board of Directors can change the Plan and/or adjust the terms and conditions of the LTIP Awards if they believe that that is necessary or required taking into account, to be in accordance with, or for the moderation of the relevant legal provisions applicable in any relevant jurisdiction, including, but not limited to, tax provisions and securities regulations and currency regulations, provided that it is the intention of the Board of Directors to maintain the terms and conditions of the LTIP Awards granted to such Beneficiaries/Participants in line with the terms and conditions granted to the other Beneficiaries/ Participants.

9.3.2	The Board of Directors will notify the Beneficiaries/Participants as soon as possible of each change as referred to in Article 9.3.1 of this Plan.

9.4	Taxes and Expenses

9.4.1
The possible taxes, duties, parafiscal levies due by the Participant as a result of the grant and/or acceptance of the LTIP Awards and/or settlement in cash of the Phantom Stock Units, will be exclusively borne by the Participant, without the possibility to claim any compensation therefore from the Company.

9.4.2
The Company and/or any Group Company are entitled to withhold any amount and conclude any agreement they deem necessary or useful in order to comply with any tax and/or social security obligation that results from the grant and/or acceptance of the Phantom Stock Units and/or the settlement in cash of the Phantom Stock Units in accordance with this Plan.

9.4.3	Without prejudice to Articles 9.4.1 and 9.4.2 of this Plan, all costs with respect to the implementation of this Plan will be borne by the Company.

9.5	Nature of the Plan
Notwithstanding any provisions to the contrary included in the Plan:

9.5.1	the granting of the LTIP Awards is not to form part of the rights held by the Participant with respect to remuneration or benefits under his/her Professional Relationship with a Group Company;

9.5.2
nothing contained in the Plan shall prevent the Company or any Group Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Phantom Stock Units, other types of equity-based or equity-linked awards (subject to approval of the shareholders of the Company if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.

9.5.3
the Plan does not confer upon the Participant any right to the continuation of his/her Professional Relationship or continued performance under a statutory position for any period and therefore does not prevent any Group Company from terminating the Professional Relationship or statutory position in accordance with applicable regulations;

9.5.4	the granting of the LTIP Awards cannot be considered as a right acquired for the future.

9.6	Severability
If any provision in this document is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, that provision will be deemed not to form part of this document, and the legality, validity or enforceability of the remainder of this document will not be affected.

9.7	Governing Law

9.7.1	The Plan, all Phantom Stock Units and their implications are governed by Belgian Law.

9.7.2	The courts of Antwerp have exclusive jurisdiction.

9.7.3
Annex A
Acceptance Notification

PHANTOM STOCK UNITS OFFERED BY EURONAV NV
ACCEPTANCE NOTIFICATION

MANDATORY RETURN
REGISTERED OR HAND DELIVERY
[date no later than [insert date]]
Euronav NV
f.a.o. Mrs Ann Vleugels
De Gerlachekaai 20
2000 Antwerp
Belgium

Dear Madam,
Dear Sir,
Euronav NV Long Term Incentive Plan 2018
Further to the offer I received from Euronav NV on [insert date of offer], I hereby inform you that I:

◦
accept ________ Phantom Stock Units referred to in the offer; this acceptance shall be construed as my unconditional acceptance of all the provisions contained in the Euronav NV Long Term Incentive Plan 2018;

◦	refuse ________ Phantom Stock Units referred to in the offer;

Sincerely,

[signature of the beneficiary]
[name]
Confirmation of receipt in the event the notification was not returned by registered mail
Date of receipt: _____________